CYTEC INDUSTRIES INC. AND SUBSIDIARIES  Exhibit 11(c)

                    Earnings Per Share Computations
       (Millions of Dollars or Shares, except per share amounts)





                                                 Nine Months Ended
                                                September 30, 1996

                                                              Fully
                                             Primary         Diluted


Net earnings available for common
 stockholders                                 $73.9              $73.9


Weighted average number of shares
 of common stock outstanding
 during the period exclusive of
 the following:                                47.8               47.8

Common Stock equivalents:
   Restricted stock                              .2                 .2
   Non qualified stock options                  2.1                2.2

Adjusted weighted average number of
 shares of common stock outstanding
 during the period                             50.1               50.2
                                              _____              _____
                                              _____              _____

Earnings per share                            $1.48              $1.47
                                              _____              _____
                                              _____              _____



See Note 2 of the Notes to the Consolidated Financial Statements included herein for explanation of earnings per share calculations.

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